Exhibit 99.1
Schrödinger Reports Second Quarter 2026 Financial Results

Second Quarter ACV of $30 Million, Representing 27% Growth

Launched Early Access Version of Bunsen, A New Agentic AI Co-Scientist for Molecular Discovery

New York, August 5, 2026 – Schrödinger, Inc. (Nasdaq: SDGR) today announced financial results for the quarter ended June 30, 2026.

“We are very pleased with our second quarter results, delivering ACV of $29.6 million, which represents 27% growth. Our results reflect growing industry adoption of a predict-first approach to molecular discovery,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “As biopharma navigates a rapidly evolving AI landscape and mounting pressure to optimize and accelerate the discovery of new medicines, the need to generate ground-truth data has never been greater. By integrating our highly accurate, physics-based simulations with AI, and launching our agentic co-scientist Bunsen, we are enabling teams to execute complex workflows on a large scale and building the definitive computational infrastructure for the future of drug discovery.”

Second Quarter 2026 Operating and Financial Highlights (comparisons are to second quarter 2025, unless otherwise noted)
•ACV was $29.6 million, a 27% increase, and $208 million on a trailing four-quarter basis.
•ACV excluding contribution ACV was $22.6 million, a 23% increase, and $196 million on a trailing four-quarter basis.
•Software revenue was $32.5 million, a 10% decrease, primarily reflecting continued progress in the company’s accelerated transition to hosted software licensing. Hosted revenue was 47% of total software revenue, and 30% on a trailing four-quarter basis.
•Drug discovery revenue was $23.0 million compared to $13.9 million, primarily due to the achievement of a $10 million collaboration milestone associated with the Ajax Therapeutics acquisition.
•Contribution revenue was $3.4 million, compared to $4.8 million, primarily due to timing of revenue associated with the Gates Foundation predictive toxicology and Gates Ventures battery project grants.
•Total revenue was $58.9 million, an 8% increase.
•Software gross margin was 71%, reflecting the company’s planned accelerated transition to hosted software licensing.
•Operating expenses were $74.0 million, a 6% decrease.
•Other income, which includes changes in fair value of equity investments and interest income/expense, was $48.9 million primarily due to a gain associated with the completion of Eli Lilly and Company’s acquisition of Ajax Therapeutics.
•Net income was $6.0 million, compared to a net loss of $43.2 million.
•Cash, cash equivalents, restricted cash and marketable securities were $418.8 million.

Schrödinger presents contribution revenue and cost of revenue separately from software and drug discovery revenue and cost of revenues. Prior periods have been reclassified to conform to this presentation to facilitate year-over-year comparability.

2026 Financial and Operational Outlook
As of August 5, 2026, Schrödinger provided the following financial guidance for the fiscal year ending December 31, 2026:
•ACV is expected to range from $218 million to $228 million, representing 10-15% growth over 2025.
•Drug discovery revenue is expected to range from $65 million to $75 million, compared to the prior expectation of $55 million to $65 million, due to the achievement of a $10 million collaboration milestone associated with the Ajax acquisition.
•Operating expenses are expected to be less than 2025.

For the third quarter of 2026, ACV is expected to range from $41 million to $45 million, excluding contribution ACV, compared to $38.3 million in the third quarter of 2025, which included $2.2 million of contribution ACV.
Recent Highlights
•Schrödinger launched the early access version of Bunsen, its new agentic AI co-scientist. Unlike general-purpose agents, Bunsen is optimized to execute Schrödinger's validated, physics-based computational platform to plan and execute complex molecular discovery workflows and interpret results. Bunsen helps computational chemists run concurrent research sessions and accomplish more across multiple programs. Bunsen also makes advanced computational methods accessible to drug hunters who are not experienced computational chemists, further expanding the user base for the company’s computational platform. To accommodate the expected increase in throughput enabled by Bunsen and support early adoption, long-time collaborators NVIDIA and Google Cloud will provide a full stack AI platform, infrastructure, and access to the NVIDIA BioNeMo Agent Toolkit for early customers.

•Schrödinger announced a strategic software agreement with Bristol Myers Squibb (BMS) to deploy Bunsen, significantly expanding the scale of Schrödinger’s platform within BMS’s research organization and empowering scientists to explore more scientific possibilities, prioritize the most promising molecules with greater confidence, and accelerate discovery decisions. Schrödinger will collaborate with BMS scientists on developing novel functionality within Bunsen in conjunction with its computational technologies designed to enable large-scale chemical exploration as well as with RetroSynth, its AI-driven synthesis planning platform.

•Schrödinger announced a global drug discovery and development collaboration with Simcere Pharmaceutical Group to advance an innovative program based on unmet clinical needs. Schrödinger is leveraging its physics-based computational platform to lead drug design and optimization during the joint research phase, while Simcere will lead subsequent preclinical and clinical development. Schrödinger is eligible to receive discovery, development, and commercial milestone payments, as well as tiered royalties on net sales.

•Schrödinger scientists published research in the Journal of Chemical Information and Modeling validating the use of the FEP+ framework to accurately predict binding affinity and optimize macrocycles and cyclic peptides. The study evaluated over 230 unique compounds across five diverse and highly challenging therapeutic targets. The publication highlights how Schrödinger’s platform can successfully derisk the drug design process, allowing discovery teams to bypass low-probability chemical synthesis, substantially compress development timelines, and drive cost-effective pipeline advancements for historically "undruggable" targets.

•Schrödinger researchers published research in the Journal of Chemical Information and Modeling introducing a new workflow that combines mixed solvent molecular dynamics simulations with SiteMap, the company’s binding site identification software, to identify hidden, or cryptic, protein binding sites.

Tested across a 65 target site dataset, this approach correctly identified the hidden pocket in the top predictions in nearly 80% of cases, expanding the ability to target previously undruggable proteins.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its second quarter 2026 financial results on Wednesday, August 5, 2026, at 4:30 p.m. ET. The live webcast can be accessed under “Events & Presentations" in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, and stock-based compensation expense, and further adjusted to exclude gains and losses on equity investments, changes in fair value of equity investments, restructuring costs, litigation and settlement expenses, and, when applicable, other non-recurring items that management does not consider indicative of ongoing operating performance.

Management believes adjusted EBITDA is a useful measure for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding the effects of capital structure, tax impacts, non-cash depreciation and amortization, non-cash equity compensation expense, non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments, and other non-recurring items that are not reflective of the ongoing performance of the business. However, adjusted EBITDA as a non-GAAP financial measure should be considered only in addition to, not as a substitute for or as superior to, net income (loss) or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate adjusted EBITDA differently than Schrödinger does, limiting their usefulness as comparative measures. For a reconciliation of adjusted EBITDA to GAAP net income (loss), please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming molecular discovery with its computational platform, which enables the discovery of novel, highly optimized molecules for drug development and materials design. Schrödinger’s software platform is built on more than 30 years of R&D investment and is licensed by biotechnology, pharmaceutical and industrial companies, and academic institutions around the world. Schrödinger also leverages the platform to advance a portfolio of collaborative and proprietary programs. To learn more, visit www.schrodinger.com, follow us on LinkedIn, or visit our blog, Extrapolations.com.

Operating Metrics
To supplement the financial measures presented in this press release and related conference call or webcast in accordance with generally accepted accounting principles in the United States (GAAP), Schrödinger also presents certain other performance metrics, such as annual contract value, or ACV, and ACV by certain industries and customer cohorts.

Annual Contract Value (ACV). Schrödinger tracks the ACV for each customer. With respect to contracts that have a duration of one year or less, or contracts of more than one year in duration that are billed annually, ACV is defined as the contract value billed during the applicable period. For contracts with a duration of more than one year that are billed upfront, ACV in each period represents the total billed contract value divided by the term. We present ACV as a supplemental operating metric because it provides a consistent measure of the underlying performance of our software business that is not affected by differences in revenue recognition timing across contract types, delivery models, or billing structures. ACV should be viewed independently of revenue and does not represent revenue calculated in accordance with GAAP on an annualized basis, as it is an operating metric that can be impacted by contract execution start and end dates and renewal rates. ACV is not intended to be a replacement for, or forecast of, revenue.

ACV by Cohorts. Schrödinger tracks ACV by certain industries and customer cohorts. These cohorts include contribution, which consists of customers from which we derive contribution revenue. We present this ACV separately because it relates to grant agreements accounted for as non-exchange contributions, rather than commercial software contracts. The operating metrics for the cohorts are not prepared in accordance with GAAP and do not correspond to the company’s reportable segments or the allocation of costs for GAAP purposes. These metrics allow management to better understand differences in sales cycles, contract duration, deployment models, renewal behavior, and expansion opportunities among customer and industry groups, supplementing but not replacing Schrödinger’s GAAP results.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2026, and third quarter ending September 30, 2026, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its collaborators’ product candidates, expectations relating to the potential of, and the use of, Bunsen, its agentic AI co-scientist, including researchers’ ability to utilize a full stack AI platform provided by NVIDIA and Google Cloud with Bunsen to scale their use of the platform and the successful deployment of Bunsen within BMS’s research organization, the ability for the company to realize potential benefits from its collaborations, including the amount and timing of additional milestones, if any, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, its ability to transition customers to hosted software deployments, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission on August 5, 2026, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Jaren Madden (Investors and Media)

Schrödinger, Inc.
jaren.madden@schrodinger.com
617-286-6264

Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Rebecca Pocock (Media)
SHIFT Communications
schrodingerpr@shiftcomm.com

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Software products and services	$32,544	$36,031	$68,104	$81,003
Drug discovery	22,986	13,940	45,865	24,176
Contribution	3,359	4,788	3,507	9,131
Total revenues	58,889	54,759	117,476	114,310
Cost of revenues:
Software products and services	9,449	8,787	20,312	17,899
Drug discovery	15,794	15,140	32,104	29,592
Contribution	1,214	4,674	3,081	9,537
Total cost of revenues	26,457	28,601	55,497	57,028
Gross profit	32,432	26,158	61,979	57,282
Operating expenses:
Research and development	40,998	43,138	84,822	88,982
Sales and marketing	10,266	10,734	21,869	21,101
General and administrative	22,715	25,189	45,629	50,991
Total operating expenses	73,979	79,061	152,320	161,074
Loss from operations	(41,547)	(52,903)	(90,341)	(103,792)
Other income (expense):
Change in fair value of equity investments	45,868	4,579	32,381	(8,516)
Other income	3,026	5,438	5,689	9,642
Total other income	48,894	10,017	38,070	1,126
Income (loss) before income taxes	7,347	(42,886)	(52,271)	(102,666)
Income tax expense	1,372	287	1,780	315
Net income (loss)	$5,975	$(43,173)	$(54,051)	$(102,981)
Net income (loss) per share of common and limited common stockholders, basic:	$0.08	$(0.59)	$(0.73)	$(1.41)
Weighted average shares used to compute net income (loss) per share of common and limited common stockholders, basic:	74,712,581	73,427,635	74,352,857	73,243,797
Net income (loss) per share of common and limited common stockholders, diluted:	$0.08	$(0.59)	$(0.73)	$(1.41)
Weighted average shares used to compute net income (loss) per share of common and limited common stockholders, diluted:	75,769,360	73,427,635	74,352,857	73,243,797

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	June 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$287,853	$230,517
Restricted cash	5,063	6,868
Marketable securities	125,886	164,947
Accounts receivable, net of allowance for doubtful accounts of $265 and $440	21,391	83,041
Unbilled and other receivables, net of allowance for unbilled receivables of $140 and $140	19,733	21,352
Prepaid expenses	10,549	12,540
Total current assets	470,475	519,265
Property and equipment, net	19,459	19,456
Equity investments	39,052	73,647
Goodwill	4,791	4,791
Right of use assets - operating leases	100,911	102,736
Other assets	5,706	6,265
Total assets	$640,394	$726,160
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$10,320	$11,452
Accrued payroll, taxes, and benefits	31,607	39,264
Deferred revenue	104,773	112,853
Lease liabilities - operating leases	16,480	16,412
Other accrued liabilities	10,665	9,155
Total current liabilities	173,845	189,136
Deferred revenue, long-term	45,152	78,877
Lease liabilities - operating leases, long-term	91,502	92,816
Other liabilities, long-term	939	1,278
Total liabilities	311,438	362,107
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 65,615,117 and 64,515,380 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	656	645
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	92	92
Additional paid-in capital	1,011,119	992,015
Accumulated deficit	(682,857)	(628,806)
Accumulated other comprehensive (loss) income	(54)	107
Total stockholders' equity	328,956	364,053
Total liabilities and stockholders' equity	$640,394	$726,160

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(54,051)	$(102,981)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Change in fair value of equity investments	(32,381)	8,516
Depreciation and amortization	2,964	3,120
Stock-based compensation	17,867	22,201
Noncash investment accretion	(209)	(1,676)
(Gain) loss on disposal of property and equipment	(1)	20
Decrease (increase) in assets:
Accounts receivable, net	61,650	225,619
Unbilled and other receivables	1,619	(7,070)
Reduction in the carrying amount of right of use assets - operating leases	5,264	4,537
Prepaid expenses and other assets	2,550	(4,299)
(Decrease) increase in liabilities:
Accounts payable	(1,119)	(1,737)
Accrued payroll, taxes, and benefits	(7,657)	(16,788)
Deferred revenue	(41,805)	(34,220)
Lease liabilities - operating leases	(4,685)	(3,516)
Other accrued liabilities	1,090	139
Net cash (used in) provided by operating activities	(48,904)	91,865
Cash flows from investing activities:
Purchases of property and equipment	(2,869)	(910)
Proceeds from disposition and sale of equity investments, net	66,976	—
Purchases of marketable securities	(103,992)	(166,062)
Proceeds from maturity of marketable securities	143,101	142,003
Net cash provided by (used in) investing activities	103,216	(24,969)
Cash flows from financing activities:
Proceeds from issuances of common stock upon stock option exercises	1,248	2,456
Principal payments on finance leases	(29)	(29)
Net cash provided by financing activities	1,219	2,427
Net increase in cash and cash equivalents and restricted cash	55,531	69,323
Cash and cash equivalents and restricted cash, beginning of period	237,385	162,657
Cash and cash equivalents and restricted cash, end of period	$292,916	$231,980

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$765	$365
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	27	34
Purchases of property and equipment in accrued liabilities	162	—
Acquisition of right of use assets in exchange for lease liabilities - operating leases	3,439	—

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss) (GAAP)	$5,975	$(43,173)	$(54,051)	$(102,981)
Change in fair value of equity investments	(45,868)	(4,579)	(32,381)	8,516
Other income	(3,026)	(5,438)	(5,689)	(9,642)
Income tax expense	1,372	287	1,780	315
Depreciation and amortization	1,488	1,531	2,964	3,120
Stock-based compensation	8,794	10,627	17,867	22,201
Reorganization expense (a)	279	2,060	868	2,060
Litigation and settlement expense (b)	—	—	—	390
Adjusted EBITDA	$(30,986)	$(38,685)	$(68,642)	$(76,021)
(a)     Represents costs in connection with restructuring, consisting of severance payments, employee benefits, and related costs.
(b)     Represents costs related to a derivative action settlement which we do not consider to be representative of our underlying operating performance.